Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of December __, 2013 is made and entered into by and between The Joint Corp., a Delaware corporation (the “Company”), and David M. Orwasher (the “Executive”).

WHEREAS, the Company wishes to retain the services of Executive as a senior executive of the Company who is expected to make major contributions to the short and long-term profitability, growth and financial strength of the Company; and

WHEREAS, Company and Executive believe that it is in their respective best interests to enter into and deliver this Agreement; and

WHEREAS, the Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of the Company’s confidential information and will frequently come into contact with the Company’s regional developers, franchisees and management such that the Executive will influence the business and relationships between the Company and its regional developers, franchisees and management; and

WHEREAS, the Executive has agreed to certain confidentiality, non-solicitation and non-competition agreements and acknowledges that the compensation and other benefits payable to the Executive hereunder represent adequate compensation for such agreements; and

WHEREAS, the Company recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined below) exists; and

WHEREAS, the Company desires to ensure both present and future continuity of management and desires to establish certain severance benefits for the Executive, applicable in the event of the termination of the Executive’s employment for reasons other than Cause (as defined below); and

WHEREAS, the Company desires to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control and to provide certain benefits for the Executive, applicable in the event of a Change in Control.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)	“Base Pay” means the Executive’s annual base salary as provided in Section 5 of this Agreement, at a rate not less than the Executive’s annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time after a Change in Control by the Board or a committee thereof.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means

(i)	intentional engagement by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise;

(ii)	intentional act by the Executive of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any subsidiary;

(iii)	intentional damage by the Executive to property of the Company or any subsidiary;

(iv)	material breach of Section 14 or Section 15 hereof;

(v)	intentional engagement by the Executive in any Competitive Activity;

(vi)	intentional wrongful disclosure by the Executive of confidential information of the Company or any Subsidiary; or

(vii)	the determination by unanimous vote of the Board then in office (excluding the Executive if he is a Director) that the Executive has demonstrated an objective, material inability to effectively discharge the duties given to the Executive under this Agreement such that same are directly and substantially injurious to the company; provided, however, that this subsection (vii) shall be void and have no further effect upon the earlier of (A) the Executive’s relocation to the Scottsdale Arizona area or (B) 9 months from the date hereof.

For purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but it shall be deemed “intentional” only if it was not in good faith and without reasonable belief that his act or failure to act was in the Company’s best interest. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until the Executive receives a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office (or the unanimous vote of the Board in the case of subsection (vii), and excluding the Executive if he is a Director) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting “Cause” as herein defined and specifying the particulars thereof. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

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(d)	“Change in Control” means the occurrence during the term of this Agreement of any of the following events:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the combined voting power of the then outstanding Voting Stock; provided, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control: (A) A Successful IPO as is defined hereinafter (B) a private financing that does not transfer more than 50% of the voting power of the Company (C) any acquisition by the Company, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (E) any acquisition by the Company pursuant to a Business Combination (as defined below) that complies with clauses (I), (II) and (III) of subsection (iii) (B) of this Section 1(d);

(ii)	when individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board except that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination), and is not pursuant to a form of Business Combination as is hereinafter defined, shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

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(iii)	consummation of (A) a reorganization, merger or consolidation (B) a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of the common stock and all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other and the Executive as their ownership, immediately prior to such Business Combination, of the common stock and the Voting Stock of the Company, (II) no Person (other than the Company, such entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such entity and (III) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (I), (II) and (III) of subsection (iii) (B) of this Section 1(d);

(e)	“Competitive Activity” means the Executive’s participation, without the written consent of the Board of the Company, directly or indirectly, as a shareholder, member, employee, officer, consultant or director of a business enterprise engaged in a “Restricted Business” if such enterprise engages in competition with the Company.

(f)	“Disabled” means the Executive’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for six consecutive months unless the Executive returns to the full-time performance of the Executive’s duties for a period of at least three consecutive months no later than 30 days after the Company has given the Executive a notice of termination. If the Executive disagrees with a determination to terminate him because the Company believes he is Disabled, the Company and the Executive, or in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative, together shall choose a qualified medical doctor who shall determine whether the Executive is Disabled. If the Company and the Executive cannot agree on the choice of a qualified medical doctor, then the Company and the Executive each shall choose a qualified medical doctor and the two doctors together shall choose a third qualified medical doctor, who shall determine whether the Executive is Disabled. The determination of the chosen qualified medical doctor as to whether the Executive is Disabled shall be binding upon the Company and the Executive unless such determination is clearly made in bad faith.

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(g)	“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, and/or pursuant to the terms of this Agreement, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

(h)	“Employment Provisions” means the provisions contained in sections 3 – 8 of this Agreement.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j)	“Incentive Pay” means an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash (or, if taken in lieu of cash, stock) compensation, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the term of this agreement in the three calendar years immediately preceding the year in which a Change in Control occurs pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

(k)	“Involuntary Termination” means the occurrence of any of the following: (i) the Company gives written notice to the Executive that the Company intends to terminate or adversely modify the terms of the Employment Provisions contained in this agreement, (ii) the Company reduces the Executive’s title or base salary, Incentive Pay and/or benefits from those set forth in Section 5 of this Agreement, or (iii) unless otherwise agreed by the Executive, the Company relocates the Executive or his offices or the principal place where he is required to perform his duties hereunder farther than 50 miles from Scottsdale, Arizona.

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(l)	“Restricted Business” means (i) any business or division of a business which consists of providing chiropractic services, (ii) any business of a kind in whole or in part similar to that heretofore or hereafter engaged in by the Company or any of its subsidiaries, and (iv) any other principal line of business developed or acquired by the Company or its affiliates.

(m)	“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(n)	“Successful IPO” means an initial public offering of the Company’s common stock in which the market capitalization of the Company immediately following the initial public offering qualifies for listing on the NASDAQ national market exchange.

(o)	“Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 10(b)).

(p)	“Voluntary Termination” means the occurrence of any of the following: (i) the date two weeks after the Executive gives written notice to the Company that the Executive intends to terminate the Employment Provisions or if later, the date specified in such written notice, (ii) the Executive dies or (iii) the Executive becomes Disabled.

(q)	“Voting Stock” means securities entitled to vote generally in the election of directors.

2.	Term. The term of this Agreement commences on the date this Agreement is mutually executed and, subject to any benefit or compensation continuation requirements under applicable law and/or this Agreement, expires on the earliest of (i) an Involuntary Termination, (ii) a Voluntary Termination or (iii) three years from the date hereof.

3.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, upon the terms and conditions herein set forth.

4.	Duties of the Executive. The Executive shall serve as President and Chief Operating Officer of the Company. The Executive shall report directly to the Chief Executive Officer or in the absence of a Chief Executive Officer, to the Company’s lead director. The Executive shall devote his full time and best efforts to the Company’s business of providing chiropractic services through franchised and Company-owned clinics, the sale of franchises and any other related duties and responsibilities that may from time to time be prescribed by the Chief Executive Officer or lead director. So long as it does not interfere with the Executive’s employment hereunder, the Executive may serve as an officer, director or otherwise participate in educational, welfare, social, religious and civic organizations.

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5.	Compensation.

(a)	The Company shall pay the Executive an initial base salary of $310,000.00 per annum, payable at the times and in the manner consistent with the Company’s general policies regarding compensation of senior executives. Such base salary includes any salary reduction contributions to (i) any Company-sponsored plan that includes a cash-or-deferred arrangement and employee contribution under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any other Company-sponsored plan of deferred compensation or (iii) any Company-sponsored “cafeteria plan” under Section 125 of the Code.

(b)	The Executive shall be entitled to earn cash incentive compensation under the Company’s executive incentive compensation plan or such other management incentive program or arrangement as shall be approved by the Board, on the most favorable terms and conditions available to senior executive and management employees and shall be eligible thereunder to receive an annual cash incentive bonus in an amount equal to up to 50% of Executive’s base salary for such fiscal year based on the achievement of objectives agreed to by the Executive and the Board or a committee of the Board. Such cash incentive compensation shall be payable for such fiscal year in two semi-annual installments following the determination of the extent to which such objectives have been met.

(c)	Subject to shareholder approval to expand the Company’s 2013 Stock Plan (the “Plan”), the Company will, immediately following such approval (i) grant to Executive as Restricted Stock (as defined in the Plan), 93,750 shares, and (ii) issue to Executive incentive stock options for 93,750 shares, together representing five percent (5%) of the Company’s fully diluted Common Stock, par value $.001 per share (the “Common Stock”) issued and outstanding as of the date of this Agreement. Such Restricted Stock and stock options so granted shall vest as follows:

(i)	37,500 shares of Restricted Stock (“Grant A”) and 37,500 stock options (“Grant A Option”), shall vest over a 48 month period in consecutive, equal monthly installments beginning on the date of grant;

(ii)	56,250 shares of Restricted Stock (“Grant B”) and 56,250 stock options (“Grant B Option”), will vest commencing upon the closing of a Successful IPO and over the ensuing consecutive 36 month period as follows: 50% of the shares in equal monthly installments during the consecutive, successive 12 months commencing on the date of the IPO; 30% in consecutive equal monthly installments commencing on the first anniversary of the IPO; and 20% of the shares in equal monthly installments during the 12 consecutive, successive months commencing on the second anniversary of the date of the IPO such that the total amount of Grant B and Grant B Option vested over this 36 month period shall equal 100%; and

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(iii)	The provisions of Subsections (i) and (ii) above notwithstanding, in the event the Company participates in a Business Combination during the term of this Agreement, as the same may be extended, in which the aggregate consideration received by the Company or its shareholders exceeds $30 million, then the number of shares granted Executive pursuant to Grant A and Grant B and Grant A Option and Grant B Option will vest immediately prior to the consummation of the Business Combination so that the total percentage of vested shares of Grant A, Grant A Option, Grant B and Grant B Option combined, immediately prior to the Business Combination, will equal the same percentage as the amount of consideration received by the Company or its shareholders in excess of $30,000,000 bears to $120,000,000.

Example: Assume the Company enters into a Business Combination in which the shareholders receive $90,000,000 in cash. The amount received by the shareholders in excess of $30,000,000 is $60,000,000. The percentage that $60,000,000 bears to $120,000,000 is 50%. Thus the Executive is entitled to full vesting of 50% of the combined Grant A, Grant A Option, Grant B and Grant B Option (including amounts already vested).

(d)	The Executive will be eligible for annual grants of stock options under the Plan in the discretion of the Board or the Plan Administrator. To the extent permitted by applicable law and the terms and conditions of the Plan, the above-referenced stock options shall be “incentive stock options” as that term is defined under Section 422 of the Code and any remaining stock options shall be non-qualified stock options.

(e)	Such options would become exercisable in equal, consecutive monthly amounts over a three year period commencing on the date of grant, except that in the event of a Successful IPO, the options would become exercisable in full. To the extent permitted by applicable law and the terms and conditions of the Plan, the above-referenced stock options shall be “incentive stock options” as that term is defined under Section 422 of the Code and any remaining stock options shall be non-qualified stock options.

6.	Benefits. The Company shall make available to the Executive, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation for the Executive and his eligible dependents in the Company-sponsored employee benefit plans or arrangements and such other usual and customary benefits now or hereafter generally available to employees of the Company and such benefits and perquisites as are made available to senior executives of the Company, including, without limitation, equity and cash incentive programs and supplemental retirement, deferred compensation and welfare plans.

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7.	Expenses. The Company shall pay or reimburse the Executive, in accordance with the general policies of the Company, for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company. In addition, for not more than 9 months from the date of the Executive’s commencement of employment, the Company shall pay or reimburse the Executive an amount up to $8,000 per month for commuting and local residence expenses.

8.	Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company’s offices located in Scottsdale, Arizona. The Executive may commute from his current residence in New York for up to 9 months from the date of this Agreement provided that the Executive will be located in Scottsdale during normal business hours on average, not less than 4 days per week (unless traveling for business purposes).

9.	Termination Payments, Vesting and Exercise of Stock Grants and Options upon Involuntary Termination other than for Cause or Voluntary Termination due to Death or Disability.

(a)	If an Involuntary Termination occurs other than for Cause and subject to the Executive entering into a release and settlement agreement with the Company on reasonable and customary terms, then

(i)	the Company shall pay the Executive, in accordance with the Company’s regular payroll schedule but no less than on a bi-weekly basis, termination payments equal to the continuation of the Executive’s base salary for a period of nine months thereafter (the “Payment Period”);

(ii)	all unvested stock grants and stock options shall immediately vest; and

(iii)	the Executive shall have the right to exercise any and all vested stock options at any time not later than 90 days after the date of the Involuntary Termination.

(b)	If a Voluntary Termination due to Executive’s death during the term of this Agreement occurs, then notwithstanding anything to the contrary in the Executive’s stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Executive’s stock options were granted, (i) one-third of the unvested portion of all stock grants and stock options granted to Executive shall become immediately exercisable as of the date of Executive’s death, and (ii) all other unvested stock grants and stock options held by Executive shall be immediately canceled. Executive’s estate shall have a period of one year following Executive’s death to exercise any vested and the aforementioned unvested stock options.

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(c)	If a Voluntary Termination due to Executive’s becoming Disabled during the term of this Agreement occurs, then notwithstanding anything to the contrary in the Executive’s stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Executive’s stock options were granted, (i) one-third of the unvested portion of all stock grants and stock options granted to Executive shall become immediately exercisable as of the date of Disability, and (ii) all other unvested stock grants and stock options held by Executive shall be immediately canceled. Executive shall have a period of one year following Executive’s Disability to exercise any vested stock options.

(d)	If the Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary, or, if none, then to the Executive’s estate.

(e)	Notwithstanding the foregoing, if the Executive breaches Sections 15 or 16 hereof, any right of the Executive to receive termination payments, to have the vesting of his stock grants or stock options accelerated or to have the period during which he may exercise his options extended under this Section 9 shall be forfeited, but without prejudice to any exercise of options that may have occurred prior to such forfeit, and the Executive shall reimburse the Company in full for all termination payments made to the Executive under this Section 9 no later than 30 days after the Company gives notice of such breach to the Executive.

10.	Termination Payments, Vesting and Exercise of Stock Grants and Options upon Termination for Cause or Voluntary Termination for Reasons Other Than Death or Permanent Disability. If the Company terminates this Agreement for Cause or in the event of a Voluntary Termination for reasons other than the Executive’s Death or Permanent Disability, the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 5 through the date of termination. Executive’s rights under any Restricted Stock grants or stock options with respect to the vesting or exercise of such Restricted Stock grants or stock options shall be determined under the terms of the Restricted Stock grant or Stock Option Agreement entered into between the Company and the Executive and this Agreement.

11.	Termination Following a Change in Control.

(a)	If at any time upon the occurrence of a Change in Control, Company terminates the Executive’s employment, the Executive shall be entitled to the benefits provided by Sections 11 and 12 unless such termination is the result of the occurrence of one or more of the following events:

(i)	The Executive’s death;
(ii)	The Executive’s permanent disability; or
(iii)	Cause.

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(b)	If at any time following the occurrence of a Change in Control the Executive shall be entitled to the benefits provided by Section 12 if one or more of the following events has occurred (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

(i)	Failure to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company, which the Executive held immediately prior to a Change in Control;

(ii)	a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company and any Subsidiary from that earned immediately prior to the Change in Control or the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof from that earned immediately prior to the Change in Control, any of which is not remedied by the Company no later than 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(iii)	determination by the Executive (which determination will be conclusive and binding upon the parties hereto if it was made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied no later than 10 calendar days after receipt by the Company of written notice from the Executive of such determination;

(iv)	The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 24(a) and Executive’s total compensation package remains unchanged from the Company and any Subsidiary from that earned immediately prior to the Change in Control;

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(v)	The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control without his prior written consent; or

(vi)	Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

A termination by the Company pursuant to Section 11(a) or by the Executive pursuant to Section 11(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which Executive may be entitled upon termination of employment under Section 9.

12.	Severance Compensation Following Change in Control.

(a)	If at any time the Company terminates the Executive’s employment pursuant to Section 11(a) or the Executive terminates his employment pursuant to Section 11(b),

(i)	the Company shall pay the Executive, in accordance with the Company’s regular payroll schedule, termination payments equal to the continuation of the Executive’s base salary for a period of nine months thereafter (the “Payment Period”);

(ii)	all unvested stock grants and stock options under Grant A and Grant A Option (if prior to a Successful IPO) and all unvested stock grants under Grant A, Grant A Option and Grant B and Grant B Option if after a Successful IPO) and stock options shall immediately vest; and

(iii)	the Executive shall have the right to exercise any and all vested stock options at any time not later than 90 days after the date of termination.

(b)	Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” plus 600 basis points as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

(c)	Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 12 and under Sections 13 and 16 shall survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

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13.         Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment except that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise that is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 13 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 13, the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 13. The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

14.         No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 15 will further limit the employment opportunities for the Executive. Accordingly, the Company acknowledges that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is reasonable and that the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 12(a).

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15.	Confidentiality Agreement.

(a)	The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential and secret information that is a competitive asset of the Company (“Confidential Information”), including, without limitation, (i) the terms of agreements between the Company and its employees, regional developers, franchisees and suppliers (ii) pricing strategy, (iii) sales and marketing methods, (iv) product development ideas and strategies, (v) personnel and franchisee training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software and (ix) any non-public information concerning the Company, its employees, regional developers, franchisees, suppliers and customers. Regardless of any actual or alleged breach by the Company of this Agreement, the Executive shall keep all Confidential Information in strict confidence and shall not directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company) until and unless such Confidential Information becomes, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company reasonable notice and an opportunity to contest such requirement). The Executive’s obligations under this Section 15 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

(b)	Except in the ordinary course of the Company’s business, the Executive has not made and shall never make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Upon a Voluntary Termination or Involuntary Termination, the Executive shall return to the Company any such documents or other property of the Company which are in the possession, custody or control of the Executive.

16.          Covenant not to Compete; No Inducement; No Solicitation. In consideration for the Executive’s employment hereunder and the Company’s providing the Executive with confidential information and contacts with the Company’s customers and accounts,

(a)	during the term of the Employment Provisions and (A) after an Involuntary Termination for Cause, for a period of three years after such Involuntary Termination, (B) after an Involuntary Termination other than for Cause, during the Payment Period or (C) after a Voluntary Termination, if prior to the date of the Voluntary Termination the Company agrees to pay Executive all of the termination payments set forth in Section 9(a) hereof, for a period of two years after such Voluntary Termination, the Executive shall not, without the prior written consent of the Company (which consent may be withheld for any reason or no reason), directly or indirectly or by action in concert with others, own, manage, operate, join, control, perform consulting services for, be employed by, participate in or be connected with any business, enterprise or other entity (or the ownership, management, operation, or control of any such business, enterprise or other entity) (a “Competing Enterprise”) engaged anywhere in the United States in the Restricted Business. Notwithstanding the foregoing, Executive may make purely passive investments on behalf of himself, his immediate family or any trust in public companies engaged in a Competing Enterprise so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding debt or equity securities of any Competing Enterprise.

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(b)	during the term of the Employment Provisions and (A) after an Involuntary Termination for Cause, for a period of three years after such Involuntary Termination, (B) after an Involuntary Termination other than for Cause, during the Payment Period or (C) after a Voluntary Termination, if prior to the date of the Voluntary Termination the Company agrees to pay Executive all of the termination payments set forth in Section 9(a) hereof, for a period of three years after such Voluntary Termination, the Executive shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any other firm, person or entity, induce or attempt to induce any regional developer, franchisee or clinic manager of the Company to cease doing business in whole or in part with the Company, solicit the business of any such person for any Restricted Business or otherwise create any ill will or negative publicity with respect to the Company.

(c)	during the term of the Employment Provisions and (A) after an Involuntary Termination for Cause, for a period of three years after such Involuntary Termination, (B) after an Involuntary Termination other than for Cause, during the Payment Period or (C) after a Voluntary Termination, if prior to the date of the Voluntary Termination the Company agrees to pay Executive all of the termination payments set forth in Section 9(a) hereof, for a period of three years after such Voluntary Termination, the Executive shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any other firm, person or entity, undertake or assist in the solicitation of any Company employee (including without limitation, employees of Company franchisees), to terminate his or her employment with the Company or with a Company franchisee.

(d)	during a period ending one year following the Termination Date, if the Executive has received or is receiving benefits under Section 12, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

17.         Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

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18.         Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

19.         Specific Enforcement. The Executive acknowledges and agrees that a violation of Sections 15 or 16 hereof that results in material detriment to the Company would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Company shall have the right, in addition to any other relief afforded by law or this Agreement, including damages, but specifically excluding any consequential or punitive damages sustained by a breach of this Agreement and any forfeitures under Section 9, and without any necessity or proof of actual damages, to enforce this Agreement by specific remedies, including, among other things, temporary and permanent injunctions, it being the understanding of the Company and the Executive that damages, the forfeitures described above and injunctions shall all be proper modes of relief and shall not be considered alternative remedies.

20.         Arbitration. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Phoenix, Arizona) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the Company and the Executive stating its determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Executive and the Company or as the arbitrator shall otherwise equitably determine.

Notwithstanding the foregoing, the Company nor the Executive shall not be required to seek or participate in arbitration regarding any breach of Sections 15 or 16, but may pursue its remedies for such breach in any court of competent jurisdiction in the State of Arizona. Any arbitration or action pursuant to this Section 20 shall be governed by and construed in accordance with the substantive laws of the State of Arizona, without giving effect to the principles of conflict of laws of such State.

21.         Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service (such as Federal Express or UPS) addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

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22.         Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Arizona, without giving effect to the principles of conflict of laws of such State.

23.         Agreement. This Agreement contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, that are not embodied herein, and that no other agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

24.	Successors and Binding Agreement.

(a)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)	This Agreement is personal in nature and neither the Company nor the Executive shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 24(a) and 24(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 24(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

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25.         Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

26.         Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

27.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

28.         Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not become effective unless and until the Board approves this Agreement. Upon receipt of such approval, this Agreement shall become immediately effective.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written1.

The Joint Corp.

By:	John Leonesio
Its:	Chief Executive Officer

David M. Orwasher

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